EXHIBIT 99.2

American Eagle Outfitters, Inc.
May 2007
Recorded Sales Commentary Transcript dated June 6, 2007

Good afternoon. You have reached the American Eagle Outfitters May 2007 Sales Commentary. This is Judy Meehan, Vice President of Investor Relations. During this call, I will make certain forward-looking statements based on our current expectations. Actual results may be materially different based on risk factors included in our quarterly and annual reports filed with the SEC.

In May, we saw a meaningful improvement in sales compared to April, and experienced a positive customer reaction to key categories within our summer assortments.

Total sales for the four weeks ended June 2nd increased 18% to $199.2 million compared to $168.8 million for the four weeks ended May 27, 2006. Due to the 53rd week last year, May comps are compared to the four weeks ended June 3, 2006. On this basis, comparable store sales increased 5%, following a 12% comp increase for the same period last year.

Our men's business was very strong with comps in the positive low double-digits. The best performing categories were shorts, jeans, woven shirts and knit tops. Women's increased slightly, with strength in shorts, woven shirts, dresses and aerie intimates.

Sales at ae.com increased 29% in May, driven by strong on-line traffic, increased conversion and a higher average transaction value.

While traffic was down slightly, store metrics overall were favorable. We increased our conversion rate, driving a slight increase in transactions per average store. Due to a favorable sales mix and a shift in the timing of promotions, our average unit retail price increased in the low single-digits. Units per transaction increased in the mid single-digits, leading to a mid single-digit increase in the average transaction value.

Comp performance by week compared to last year as follows:

  Week one increased in the high single-digits compared to an increase in the mid-teens last year;
  Week two of positive high single-digits compared to high single-digits;
  Week three rose in the mid single-digits compared to a low double-digit increase last year; and
  Week four was flat compared to positive mid teens.

May comp store sales by geographic region were as follows:

  Canada increased in the high teens;
  The Northeast comped in the positive mid teens;
  The Midwest was positive high single-digit;
  The Mid-Atlantic region increased in the mid single-digits;
  The Southwest increased in the low single-digits;
  The Southeast declined in the low single-digits; and
  The West declined in the mid single-digits.

Now, regarding our outlook, we are gearing up for and looking forward to back-to-school, which arrives in stores on July 10th.  The fresh assortment will feature our new AE jeans collection supported by updated on-trend key items that complete the outfit.

We are comfortable with our current inventory levels for spring and summer and are well-positioned entering the back-to-school season.

At this time, we are reiterating our previously announced second quarter earnings guidance of $0.34 to $0.36 per share, compared to $0.31 last year.

Our next sales announcement will be Wednesday, July 11th. Thank you for your interest in American Eagle Outfitters.